Exhibit 10.1

INVESTMENT MANAGEMENT AGREEMENT

INVESTMENT MANAGEMENT AGREEMENT, dated as of September 27, 2016 (this “Agreement”), by and between Great Elm Capital Corp., a Maryland corporation (the “Company”), and Great Elm Capital Management, Inc., a Delaware corporation (the “Investment Manager”).

RECITALS

The Company is a closed-end management company that intends to elect to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Investment Manager is an investment adviser that has registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

The Company has entered into an Agreement and Plan of Merger with Full Circle Capital Corporation, a Maryland corporation (“Full Circle”), that has elected to be treated as a BDC under the Investment Company Act, providing for the merger of Full Circle with and into the Company (the “Merger”).

The Company desires to hire the Investment Manager on the terms set forth in this Agreement and the Investment Manager is willing to provide the services described herein on the terms in this Agreement.

AGREEMENT

In consideration of the foregoing, and the mutual promises in this Agreement, the parties, intending to be legally bound, agree as follows:

1.             SUB-ADVISERS.  The Investment Manager may engage one or more investment advisers which are registered under the Advisers Act to act as sub-advisers to provide the Company certain services set forth in Article 2, all as shall be set forth in a written contract to which the Company and the Investment Manager shall be parties, which contract shall be subject to approval by the vote of a majority of the board of directors of the Company (the “Board of Directors”) who are not interested persons of the Investment Manager, any sub-adviser, or of the Company, cast in person at a meeting called for the purpose of voting on such approval and, to the extent required by the Investment Company Act, by the vote of a majority of the outstanding voting securities of the Company and otherwise consistent with the Investment Company Act.

2.             MANAGEMENT SERVICES.

2.1          Investment Management.  The Investment Manager will regularly provide the Company with investment research, advice and supervision and will furnish continuously an investment program for the Company consistent with the investment objectives and policies of the Company.  The Investment Manager will (a) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (b) identify, evaluate and negotiate the structure of the investments made by the Company and its consolidated subsidiaries (each, a “Company Investment”); (c) close and monitor the Company’s investments; (d) determine the securities and other assets that the Company will purchase, retain, or sell; (e) perform due diligence on prospective portfolio companies or other Company Investments; (f) determine what portion of the Company’s Investments shall be held in cash and cash equivalents and (g) provide the Company with such other investment advisory services as the Company may, from time to time, reasonably request, and that the Investment Manager agrees to provide, for the investment of the Company’s funds, subject always to the provisions of the Company’s organizational documents as in effect from time to time and of the Investment Company Act, and to the investment objectives, policies and restrictions of the Company, as each of the same shall be from time to time in effect, and subject, further, to such policies and instructions as the Board of Directors may from time to time establish.

2.2          Special Purpose Vehicles.  The Investment Manager is hereby authorized to cause the Company to make Company Investments, directly or indirectly through one or more subsidiaries or special purposes vehicles.

2.3          Power to Bind the Company.  The Investment Manager is hereby authorized, on behalf of the Company and at the direction of the Board of Directors pursuant to delegated authority, to possess, transfer, mortgage, pledge or otherwise deal in, and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, Company Investments and other property and funds held or owned by the Company, including voting and providing consents and waivers with respect to the Company Investments and exercising and enforcing rights with respect to any claims relating to such Company Investments and other property and funds, including with respect to litigation, bankruptcy or other reorganization.

2.4          Managerial Assistance.  The Investment Manager will, to the extent such services are not otherwise provided or procured on the Company’s behalf by the Administrator, provide significant managerial assistance to those portfolio companies of the Company that request such assistance from the Company and to which the Company agrees to provide such services pursuant to the Investment Company Act; provided, however, that any reasonable out-of-pocket fees and expenses actually incurred by the Investment Manager in connection therewith (exclusive of the compensation of any investment professionals of the Investment Manager) shall be subject to reimbursement by the Company pursuant to Section 3.4 of this Agreement.

2.5          Board Reporting.  In addition to the requirements under the Investment Company Act, the Investment Manager will also provide to the Board of Directors such periodic and special reports as it may request.

2.6          Books and Records.  The Investment Manager will maintain all books and records with respect to the Company’s securities transactions required by sub-paragraphs (b)(5), (6), (9) and (10) and paragraph (f) of Rule 31a-1 under the Investment Company Act (other than those records being maintained by the Administrator or the Company’s custodian or transfer agent) and preserve such records for the periods prescribed therefor by Rule 31a-2 of the Investment Company Act unless any such records are earlier surrendered as provided below.  In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Investment Manager agrees that all records which it maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request.  The Investment Manager further agrees that all records that it maintains for the Company pursuant to Rule 31a-1 under the Investment Company Act will be preserved for the periods prescribed by Rule 31a-2 under the Investment Company Act unless any such records are earlier surrendered as provided above.  Records may be surrendered in machine-readable form.  The Investment Manager shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

2.7          Change in Ownership Notice.  The Investment Manager shall notify the Board of Directors  at least 90 days in advance of any transaction  (or as soon thereafter as the Investment Manager becomes aware of such transaction) involving the Investment Manager that could result in an assignment of this Agreement resulting in its termination pursuant to Section 7.3 hereto.

2.8          Debt Financing.  The Investment Manager will use commercially reasonable efforts to arrange for debt financing on the Company’s behalf as determined necessary by the Investment Manager, subject to oversight and approval of the Board of Directors.

2.9          Non-Exclusive Relationship and Transaction Fees.  The Investment Manager’s services hereunder are not deemed exclusive, and it shall be free to render similar services to others.  The Investment Manager may engage in any other business or render similar or different services to others including the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company; provided that the Investment Manager’s services to the Company hereunder are not impaired thereby.  Nothing in this Agreement shall limit or restrict the right of the Investment Manager or any manager, partner, officer or employee of the Investment Manager to engage in any other business or to devote his, her or its time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith; provided, however, any transaction, loan origination, advisory, managerial assistance or other fees received in connection with the Company’s activities or the Investment Manager’s activities as they relate to the Company shall be the property of the Company.

3.             ALLOCATION OF CHARGES AND EXPENSES.

3.1          Costs Generally.  All investment professionals of the Investment Manager and its staff, when and to the extent engaged in providing services required to be provided by the Investment Manager under Sections 2.1, 2.4, 2.5, 2.6 and 2.8 of this Agreement, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Investment Manager and not by the Company.

3.2          Non-Covered Costs.  Other than those expenses specifically allocated to the Investment Manager in Section 3.1, the Company will bear all costs and expenses of its operations and transactions, including those relating to:

(a)           organizational expenses of the Company;

(b)           fees and expenses, including reasonable travel expenses, actually incurred by the Investment Manager or payable to third parties related to the investments of the Company, including, among others, professional fees (including the fees and expenses of counsel, consultants and experts) and fees and expenses relating to, or associated with, evaluating, monitoring, researching and performing due diligence on investments and prospective investments (including payments to third party vendors for financial information services);

(c)           out-of-pocket fees and expenses, including reasonable travel expenses, actually incurred by the Investment Manager or payable to third parties related to the provision of managerial assistance to those portfolio companies of the Company that the Company agrees to provide such services to under the Investment Company Act (exclusive of the compensation of any investment professionals of the Investment Manager);

(d)           interest or other costs associated with debt, if any, incurred to finance the Company’s business;

(e)           fees and expenses incurred by the Company in connection with the Company’s membership in investment company organizations;

(f)            brokers’ commissions;

(g)           investment advisory and management fees;

(h)           fees and expenses associated with calculating the Company’s net asset value (including the costs and expenses of any independent valuation firm);

(i)            fees and expenses relating to offerings of the Company’s common stock and other securities;

(j)            legal, auditing or accounting expenses;

(k)           federal, state and local taxes and other governmental fees;

(l)            the fees and expenses of the administrator (together with any successor administrator, the “Administrator”) and any sub-administrator to the Company, the Company’s transfer agent or sub-transfer agent, and any other amounts payable under the administration agreement to be entered into by and between the Company and the Administrator concurrent herewith (the “Administration Agreement”), or any similar administration agreement or sub-administration agreement to which the Company may become a party;

(m)          the cost of preparing stock certificates or any other expenses, including clerical expenses of issue, redemption or repurchase of securities of the Company;

(n)           the expenses of and fees for registering or qualifying shares of the Company for sale and of maintaining the registration of the Company and registering the Company as a broker or a dealer;

(o)           the fees and expenses of the directors of the Company who are not interested persons (as defined in the Investment Company Act);

(p)           the cost of preparing and distributing reports, proxy statements and notices to shareholders, the Securities and Exchange Commission (“SEC”) and other governmental or regulatory authorities;

(q)           costs of holding shareholder meetings;

(r)           listing fees;

(s)            the fees or disbursements of custodians of the Company’s assets, including expenses incurred in the performance of any obligations enumerated by the certificate of incorporation or bylaws of the Company insofar as they govern agreements with any such custodian;

(t)            any amounts payable under the Company’s agreement with the Administrator;

(u)           the Company’s allocable portion of the costs associated with maintaining any computer software, hardware or information technology services (including information systems, Bloomberg or similar terminals, cybersecurity and related consultants and email retention) that are used by the Company or by the Investment Manager, the Administrator or their respective affiliates on behalf of the Company (which allocable portion shall exclude any such costs related to investment professionals of the Investment Manager providing services to the Company hereunder);

(v)           the Company’s allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums;

(w)          direct costs and expenses incurred by the Company, the Investment Manager or the Administrator in connection with the performance of administrative services on behalf of the Company, including printing, mailing, long distance telephone, cellular phone and data service, copying, secretarial and other staff, independent auditors and outside legal costs;

(x)           all other expenses incurred by the Company, the Investment Manager or the Administrator in connection with administering the Company’s business (including payments under the Administration Agreement based upon the Company’s allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including rent and the allocable portion of the cost of the Company’s Chief Financial Officer and Chief Compliance Officer and their respective staffs (including reasonable travel expenses); and

(y)           costs incurred by the Company in connection with any claim, litigation, arbitration, mediation, government investigation or dispute in connection with the business of the Company and the amount of any judgment or settlement paid in connection therewith, or the enforcement of the Company’s rights against any person and indemnification or contribution expenses payable by the Company to any person and other extraordinary expenses of the Company not incurred in the ordinary course of the Company’s business.

3.3          Investment Manager’s Option to Reduce Fees.  The Investment Manager may (but is not obligated to) impose a voluntary cap on the amount of expenses that will be borne by the Company on a monthly or annual basis.  Any such expense cap may be increased, decreased, waived or eliminated at any time at the Investment Manager’s sole discretion, subject to reasonable notice to the Board of Directors of the Company.

3.4          Reimbursement.  To the extent that expenses properly borne by the Company pursuant to this Article 3 are paid by the Investment Manager, the Company shall reimburse the Investment Manager for such expenses (without any profit thereto), provided, however, that the Investment Manager may elect, from time to time and in its sole discretion, to bear certain of the Company’s expenses set forth above, including organizational and other expenses, provided, further, that the aggregate amount of expenses accrued for reimbursement pursuant to this Section 3.4 that pertain to direct compensation costs of financial, compliance and accounting personnel that perform services for the Company, inclusive of the fees charged by any sub-administrator to provide such financial, compliance and/or accounting personnel to the Company (“Compensation Expenses”), during the twelve months beginning on the date immediately following consummation of the Merger, when taken together with Compensation Expenses reimbursed or accrued for reimbursement by the Company pursuant to the Administration Agreement during such period, shall not exceed 0.50% of the Company’s average net asset value during such period.

4.             Compensation of the Investment Manager.  The Company agrees to pay, and the Investment Manager agrees to accept, as compensation for the services provided by the Investment Manager hereunder, a management fee (“Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth.  The Company shall make any payments due hereunder to the Investment Manager or to the Investment Manager’s designee as the Investment Manager may otherwise direct.  To the extent permitted by applicable law, the Investment Manager may elect, or the Company may adopt a deferred compensation plan pursuant to which the Investment Manager may elect, to defer all or a portion of its fees hereunder for a specified period of time.

4.1          Management Fee.  The Management Fee will be payable quarterly in arrears. The Management Fee will be calculated based on the average value of the Company’s total assets (determined under United States generally accepted accounting principles as in effect at the time of the applicable calculation required hereunder (“GAAP”)) (other than cash or cash equivalents but including assets purchased with borrowed funds) at the end of the two most recently completed calendar quarters, and appropriately adjusted for any share issuances or repurchases during the current calendar quarter (“Average Gross Assets”). Management Fees for any partial month or quarter will be appropriately pro rated. The Management Fee shall begin to accrue on the day immediately following completion of the Merger. The Management Fee shall be 1.50% per annum of Average Gross Assets.

4.2          The Incentive Fee.  The Incentive Fee consists of two components that are independent of each other, with the result that one component may be payable even if the other is not. A portion of the Incentive Fee is based on the Company’s and its consolidated subsidiaries’ income (the “Income Incentive Fee”) and a portion is based on the Company’s and its consolidated subsidiaries’ capital gains (the “Capital Gains Incentive Fee”), as set forth in Sections 4.3 and 4.4, respectively.

4.3          Income Incentive Fee.  The Income Incentive Fee will be calculated and payable quarterly in arrears based on the Pre-Incentive Fee Net Investment Income for the quarter.  “Pre-Incentive

Fee Net Investment Income” means interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) accrued by the Company and its consolidated subsidiaries during the calendar quarter, minus the Company’s and its consolidated subsidiaries’ operating expenses for the quarter (including the Management Fee, expenses payable under the Administration Agreement or hereunder, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Income Incentive Fee and any Capital Gains Incentive Fee).

(a)           Pre-Incentive Fee Net Investment Income includes any accretion of original issue discount, market discount, payment-in-kind interest, payment-in-kind dividends or other types of deferred or accrued income, including in connection with zero coupon securities, that the Company and its consolidated subsidiaries have recognized in accordance with GAAP, but have not yet received in cash (collectively, “Accrued Unpaid Income”).  Pre-Incentive Fee Net Investment Income does not include any realized capital gains or losses or unrealized capital appreciation or depreciation.

(b)           Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of the Company’s net assets (defined in accordance with GAAP) at the end of the immediately preceding calendar quarter, will be compared to a “hurdle rate” of 1.75% per quarter (7% annualized). The Company will pay the Investment Manager the Income Incentive Fee with respect to the Company’s Pre-Incentive Fee Net Investment Income in each calendar quarter as follows:

(i)            no Income Incentive Fee in any calendar quarter in which Pre-Incentive Fee Net Investment Income does not exceed the hurdle rate;

(ii)           100% of Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate but is less than 2.1875% in any calendar quarter (8.75% annualized); and

(iii)          20% of the amount of Pre-Incentive Fee Net Investment Income, if any, that exceeds 2.1875% in any calendar quarter (8.75% annualized).

These calculations will be appropriately pro rated for any period of less than three months and adjusted for any share issuances or repurchases during the then current quarter.

(c)           Any Income Incentive Fee otherwise payable under this Section 4.3 with respect to Accrued Unpaid Income (collectively, the “Accrued Unpaid Income Incentive Fees”) shall be deferred, on a security by security basis, and shall become payable only if, as, when and to the extent cash is received by the Company or its consolidated subsidiaries in respect thereof.  Any Accrued Unpaid Income that is subsequently reversed in connection with a write-down, write-off, impairment or similar treatment of the investment giving rise to such Accrued Unpaid Income will, in the applicable period of reversal, (A) reduce Pre-Incentive Fee Net Investment Income and (B) reduce the amount of Accrued Unpaid Income Incentive Fees deferred under this Section 4.3(c).  Subsequent payments of Accrued Unpaid Income Incentive Fees deferred pursuant to this Section 4.3(c) shall not reduce the amounts otherwise payable for any quarter pursuant to this Section 4.3.

4.4          Capital Gains Incentive Fee.  The Capital Gains Incentive Fee will be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement), commencing with the calendar year ending December 31, 2016, and is calculated at the end of each applicable year by subtracting (1) the sum of the Company’s and its consolidated subsidiaries’ cumulative aggregate realized capital losses and aggregate unrealized capital depreciation from (2) the Company’s and its consolidated subsidiaries’ cumulative aggregate realized capital gains, in each case calculated from the date immediately following consummation of the Merger.  If such amount is positive at the end of such year, then the Capital Gains Incentive

Fee for such year is equal to 20% of such amount, less the aggregate amount of Capital Gains Incentive Fees paid in all prior years.  If such amount is negative, then there is no Capital Gains Incentive Fee for such year.  If this Agreement shall terminate as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying the Capital Gains Incentive Fee.  For purposes of this Section 4.4:

(a)           The cumulative aggregate realized capital gains are calculated as the sum of the differences, if positive, between (i) the net sales price of each Company Investment when sold and (ii) the accreted or amortized cost basis of such Company Investment.

(b)           The cumulative aggregate realized capital losses are calculated as the sum of the amounts by which (i) the net sales price of each Company Investment when sold is less than (ii) the accreted or amortized cost basis of such Company Investment.

(c)           The aggregate unrealized capital depreciation is calculated as the sum of the differences, if negative, between (i) the fair value of each Company Investment as of the applicable Capital Gains Fee calculation date and (ii) the accreted or amortized cost basis of such Company Investment.

(d)           Notwithstanding the foregoing, if the Company or any of its consolidated subsidiaries is required by GAAP to record a Company Investment at its fair value as of the time of acquisition instead of at the actual amount paid for such Company Investment (including, for example, as a result of the application of the acquisition method of accounting), then solely for the purposes of calculating the Incentive Fee on Capital Gains, the “accreted or amortized cost basis” of an investment shall be an amount (the “Contractual Cost Basis”) equal to (i) (A) the actual amount paid by the Company for such Company Investment plus (y) any amounts recorded in the Company’s financial statements as required by GAAP that are attributable to the accretion of such Company Investment plus (B) any other adjustments made to the cost basis included in the Company’s financial statements, including payment-in-kind interest or additional amounts funded (net of repayments) minus (ii) any amounts recorded in the Company’s financial statements as required by GAAP that are attributable to the amortization of such Company Investment.  For the avoidance of doubt, the Contractual Cost Basis as determined pursuant to the foregoing sentence may be higher or lower than the fair value of such Company Investment (as determined in accordance with GAAP) at the time of acquisition.

4.5          Mandatory Deferral.  The amount of Income Incentive Fee otherwise payable to the Investment Manager in any quarter (excluding Accrued Unpaid Income Incentive Fees deferred pursuant to Section 4.3(c) with respect to such quarter) that exceeds the sum of (A) 20% of the Cumulative Pre-Incentive Fee Net Return (as defined below) during the most recent twelve full calendar quarter period ending on or prior to the date such payment is to be made (the “Trailing Twelve Quarters”) less (B) the aggregate Income Incentive Fees that were previously paid to the Investment Manager during such Trailing Twelve Quarters (excluding Accrued Unpaid Income Incentive Fees deferred pursuant to Section 4.3(c) during such Trailing Twelve Quarters and not subsequently paid), shall be deferred (the “Deferred Incentive Fees”). For this purpose, “Cumulative Pre-Incentive Fee Net Return” during the relevant Trailing Twelve Quarters means the sum of (x) Pre-Incentive Fee Net Investment Income in respect of such Trailing Twelve Quarters less (y) net realized capital losses and net unrealized capital depreciation, if any, in each case calculated in accordance with GAAP, in respect of such Trailing Twelve Quarters. Any Deferred Incentive Fees shall be carried over for payment in subsequent calculation periods by the Company, to the extent such payment could otherwise be made under this Agreement.  Fee deferral pursuant to this Section 4.5 will be calculated with respect to the first twelve full calendar quarters from the date immediately following consummation of the Merger using the period from and after such date which is a period of less than twelve full calendar quarters.

4.6          Special Rule for Swaps.

(a)           For purposes of computing the Capital Gain Incentive Fee, the realized capital gains with respect to swaps or derivative contracts will accrue upon realization of any net gains and losses attributable to the underlying securities constituting the reference assets of such swaps or derivative contracts upon settlement thereof, after taking into account any payments received from the counterparty thereto during the term of such swap or derivative contract.

(b)           Pre-Incentive Fee Net Investment Income shall not include realized gain or loss or unrealized appreciation or depreciation recognized in respect of swaps or derivative contracts.

(c)           Any unrealized appreciation or depreciation on swaps or derivative contracts will be reflected in Average Gross Assets for purposes of determining the Management Fee, and any such unrealized depreciation will be taken into account in calculating the Capital Gains Incentive Fee.

5.             BEST EXECUTION.

5.1          Best Execution.  The Investment Manager or its agent shall arrange for the placing of all orders for the purchase and sale of Company Investments with brokers or dealers selected by the Investment Manager.  In the selection of such brokers or dealers and the placing of such orders, the Investment Manager is directed at all times to seek to obtain the best net results for the Company, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the brokerage firm and the brokerage firm’s risk and skill in positioning blocks of securities.

5.2          Exceptions to Best Execution.  Subject to applicable legal requirements, the Investment Manager may select a broker based partly upon brokerage or research services provided to the Company, the Investment Manager and any of its other accounts.  It is also understood that it is desirable for the Company that the Investment Manager have access to supplemental investment and market research and security and economic analyses provided by brokers who may execute brokerage transactions at a higher cost to the Company than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution.  Therefore, the Investment Manager is authorized to place orders for the purchase and sale of securities for the Company with such brokers, subject to review by the Board of Directors from time to time with respect to the extent and continuation of this practice.  It is understood that the services provided by such brokers may be useful to the Investment Manager in connection with its services to other clients.  If any occasion should arise in which the Investment Manager gives any advice to its clients concerning the shares of the Company, it will act solely as investment counsel for such clients and not in any way on behalf of the Company.  The Investment Manager may, on occasions when it deems the purchase or sale of a security to be in the best interests of the Company as well as its other customers (including any investment company or advisory account for which the Investment Manager or any of its affiliates acts as an investment adviser), aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain the best net price and the most favorable execution.  In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Investment Manager in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Company and to such other customers.

6.             LIMITATION OF LIABILITY OF INVESTMENT MANAGER AND THE COMPANY.

6.1          Limitation of Liability; Indemnification.  To the fullest extent permitted by law, the Investment Manager, its members and their respective officers, managers, partners, agents, employees, controlling persons, members and any other person affiliated with any of them (collectively, the “Indemnified Parties”), shall not be liable to the Company for any action taken or omitted to be taken by the Investment Manager in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company, except as otherwise provided herein or to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services.  To the fullest extent permitted by law, the Company shall indemnify, defend and protect the Indemnified Parties (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Investment Manager’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company.  Notwithstanding the foregoing provisions of this Section 6.1 to the contrary and in accordance with Section 17(i) of the Investment Company Act, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of any Indemnified Party’s duties or by reason of the reckless disregard of the Investment Manager’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act).

6.2          Dual Directors, Officers and/or Employees.  If any person who is a manager, partner, officer or employee of the Investment Manager is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, officer and/or employee of the Investment Manager shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, officer or employee of the Investment Manager or under the control or direction of the Investment Manager, even if paid by the Investment Manager.

7.             DURATION AND TERMINATION OF THIS AGREEMENT.

7.1          Duration.  This Agreement shall remain in full force and effect for two years from the date first written above and shall continue for periods of one year thereafter, but only so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Company’s directors who are not interested persons (as defined in the Investment Company Act) and in accordance with the requirements of the Investment Company Act and (b) by a vote of a majority of the Board of Directors or of a majority of the outstanding voting securities of the Company.  The aforesaid requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the Investment Company Act.

7.2          Termination for Convenience.  This Agreement may, on sixty days written notice to the other party, be terminated in its entirety at any time without the payment of any penalty, by the Board of Directors, by vote of a majority of the outstanding voting securities of the Company, or by the Investment Manager.

7.3          Change of Control of the Investment Manager.  This Agreement shall automatically terminate in the event of its assignment.  In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the Investment Company Act (particularly the definitions of “interested person,” “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the SEC by any rule, regulation or order.

7.4          Effect of Termination.  Any termination of this Agreement pursuant to this Article 7 shall be without penalty or other additional payment save that (a) the Company shall pay the Management

Fee and Incentive Fee per Article 4 prorated to the date of termination; and (ii) the Company shall honor any trades entered into by it or the Investment Manager on its behalf prior to such termination, but not settled before the date of any such termination.  Section 2.6 and Articles 3, 4, 6, 7 and 9 shall survive the termination of this Agreement.

8.             CONFIDENTIALITY.  The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations.  All confidential information provided by a party hereto, including nonpublic personal information pursuant to Regulation S-P of the SEC, shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party.  The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is requested or required to be disclosed by any governmental or regulatory authority, including in connection with any required regulatory filings or examinations, by legal counsel of either of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.  Notwithstanding the foregoing, the Company hereby consents and authorizes the Investment Manager and its affiliates to use and disclosure confidential information relating to the Company in connection with (a) the preparation of performance information relating to the Company and (b) in connection with any contemplated sale of the outstanding equity or assets of the Investment Manager, Administrator, or any person who may be deemed to “control” either of the Investment Manager or the Administrator, in each case within the meaning of the Investment Company Act.

9.             GENERAL

9.1          Amendment of this Agreement.  No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.  To the extent required under the Investment Company Act, no amendment of this Agreement shall be effective as to the Company until approved by vote of the holders of a majority of the outstanding voting securities of the Company and by a majority of the Board of Directors, including a majority of the directors who are not interested persons (as defined in the Investment Company Act) of the Company and have no financial interest in this Agreement, cast in person at a meeting called for the purpose of voting on such amendment.  Changes, waivers, restatements, amendments to this Agreement and discharge of specific obligations hereunder shall not be deemed a termination of this Agreement.

9.2          Due Authorization; Enforceability; No Conflict.  Each party represents and warrants to each other party that: (a) the execution and delivery of this Agreement by such party and the performance by such party of its obligations hereunder have been duly authorized by all necessary actions on the part of such party, (b) this Agreement has been duly executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms except to the extent limited by general principles of equity and bankruptcy, insolvency or similar laws and general equitable principles affecting the rights of creditors generally and (c) the execution and delivery of this Agreement by such party and the performance by such party of its obligations hereunder (i) do not conflict with such party’s organizational or governing documents and (ii) do not conflict with, result in a breach or violation of, or constitute a default under any law, regulations, rule or any order of any governmental authority applicable to such party or any material contract to which such party or such party’s property is bound.  The Company represents that this Agreement has been approved by the holders of a majority of the outstanding shares of the Company’s voting stock.

9.3          Independent Contractors.  The Investment Manager is an independent contractor.  No trust, joint venture or relationship (other than contractual) is formed hereby.  Except as expressly provided or authorized herein, the Investment Manager shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

9.4          Choice of Law.  Other than the provisions of the Maryland General Corporation Law mandatorily applicable to corporate formalities, this Agreement and the transactions contemplated hereby will be governed by (i) the laws of the State of Delaware that are applicable to contracts made in and performed solely in Delaware and (ii) the applicable provisions of the Investment Company Act.  In such case, to the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

9.5          Enforcement.

(a)           Any dispute arising under, related to or otherwise involving this Agreement will be litigated in the Court of Chancery of the State of Delaware.  The parties agree to submit to the jurisdiction of the Court of Chancery of the State of Delaware and waive trial by jury.  The parties do not consent to mediate any disputes before the Court of Chancery.

(b)           Notwithstanding the foregoing, if there is a determination that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over any dispute arising under this Agreement, the parties agree that: (i) such dispute will be adjudicated only by, and will be subject to the exclusive jurisdiction and venue of, the Superior Court of Delaware of and for the County of New Castle; (ii) if the Superior Court of Delaware does not have subject matter jurisdiction over such dispute, then such dispute will be adjudicated only by, and will be subject to the exclusive jurisdiction and venue of, the Complex Commercial Litigation Division of the Superior Court of the State of Delaware of and for the County of Newcastle; and (iii) if the Complex Commercial Litigation Division of the Superior Court of the State of Delaware does not have subject matter jurisdiction over such dispute, then such dispute will be adjudicated only by, and will be subject to the exclusive jurisdiction and venue of, the United States District Court for the State of Delaware.

(c)           Each of the parties irrevocably (i) consents to submit itself to the personal jurisdiction of the Delaware courts in connection with any dispute arising under this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for relief from the Delaware courts or any other court or governmental body and (iii) agrees that it will not bring any action arising under this Agreement in any court other than the Delaware courts.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF THIS AGREEMENT, THE NEGOTIATION OR ENFORCEMENT HEREOF OR THE ARRANGEMENTS CONTEMPLATED HEREBY.

(d)           Process may be served in the manner specified in Section 9.6, such service will deemed effective on the date of such notice, and each party irrevocably waives any defenses or objections it may have to service in such manner.

(e)           The parties irrevocably stipulate that irreparable damage would occur if any of the provisions of this Agreement were not performed per their specific terms.  Accordingly, each party will be entitled to specific performance of the terms hereof in addition to any other remedy to which it is entitled at law or in equity.

(f)            The court shall award attorneys’ fees and expenses and costs to the substantially prevailing party in any action (including appeals) for the enforcement or interpretation of this Agreement.  If there are cross claims in such action (including appeals), the court will determine which party is the substantially prevailing party as to the action as a whole and award fees, expenses and costs to such party.

(g)           Nothing herein shall constitute a waiver or limitation of any rights which the Company may have, if any, under any applicable law.

9.6          Notices.  All notices and other communications hereunder will be in writing and will be deemed given when delivered personally or by an internationally recognized courier service, such as DHL, to the parties at the following addresses (or at such other address for a party as may be specified by like notice):

(a) If to the Investment Manager:	Great Elm Capital Management, Inc.
200 Clarendon Street, 51st Floor
Boston, MA 02116
Attention: General Counsel

(b) If to the Company:	Great Elm Capital Corp.
200 Clarendon Street, 51st Floor
Boston, MA 02116
Attention: General Counsel

9.7          No Third Party Beneficiaries.  Except with respect to the Indemnified Parties, this Agreement is solely for the benefit of the parties, and no other person will be entitled to rely on this Agreement or to anticipate the benefits of this Agreement as a third party beneficiary hereof.

9.8          Assignment.  No party may assign, delegate or otherwise transfer this Agreement or any rights or obligations under this Agreement in whole or in part (whether by operation of law or otherwise), without the prior written content of the other parties.  Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.  Any assignment in violation of this Section 9.8 or the Investment Company Act will be null and void.

9.9          No Waiver.  No failure or delay in the exercise or assertion of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, or create an estoppel with respect to any breach of any representation, warranty or covenant herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  All rights and remedies under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.10        Severability.  Any term or provision hereof that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares any term or provision hereof invalid, void or unenforceable, the court or other authority making such determination will have the power to and will, subject to the discretion of such body, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

9.11        Entire Agreement.  This Agreement contains the entire agreement of the parties and supersedes all prior and contemporaneous agreements, negotiations, arrangements, representations and understandings, written, oral or otherwise, between the parties with respect to the subject matter hereof.

9.12        Counterparts.  This Agreement may be executed in one or more counterparts (whether delivered by electronic copy or otherwise), each of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party.  Each party need not sign the same counterpart.

9.13        Construction and Interpretation.  When a reference is made in this Agreement to a section or article, such reference will be to a section or article of this Agreement, unless otherwise clearly indicated to the contrary.  Whenever the words “include,” “includes” or “including” are used in this Agreement they will be deemed to be followed by the words “without limitation”.  The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article and section references are references to the articles and sections of this Agreement, unless otherwise specified.  The plural of any defined term will have a meaning correlative to such defined term and words denoting any gender will include all genders and the neuter.  Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning.  A reference to any legislation or to any provision of any legislation will include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.  If any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  No prior draft of this Agreement will be used in the interpretation or construction of this Agreement.  The parties intend that each provision of this Agreement will be given full separate and independent effect.  Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as expressly provided herein, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).  Headings are used for convenience only and will not in any way affect the construction or interpretation of this Agreement.  References to documents includes electronic communications.

The parties have caused this Agreement to be duly executed and delivered as of the date first written above.

GREAT ELM CAPITAL CORP.

By:	/s/ Peter A. Reed
Name:	Peter A. Reed
Title:	Chief Executive Officer

GREAT ELM CAPITAL MANAGEMENT, INC.

By:	/s/ Richard S. Chernicoff
Name:	Richard S. Chernicoff
Title:	President